Exhibit 10.1

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) dated June 12, 2025, is made by and between Jay Goodman, an individual (“Goodman”) and 180 Life Sciences Corp., a Delaware corporation (“180 Life”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Goodman currently serves as a member of the Board of Directors of 180 Life;

WHEREAS, after discussion among the Parties, the Parties believe that it is in the best interest of Goodman and 180 Life for Goodman to resign as a member of the Board of Directors of 180 Life;

WHEREAS, Goodman agrees to resign as a member of the Board of Directors (the “Resignation”) of 180 Life effective as of the date set forth in the resignation attached hereto (the “Resignation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Goodman may have against 180 Life and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to Goodman’s separation from 180 Life, each pursuant to the terms and conditions of this Agreement set forth below.

NOW, THEREFORE, in consideration of the mutual promises made herein and the Additional Payments (defined below), the receipt and sufficiency of which is acknowledged and confirmed, Goodman and 180 Life hereby agree as follows:

1. Release Payment. Subject to Goodman’s compliance with the terms and conditions of this Agreement, 180 Life agrees to pay (a) Goodman the $7,583.33 which is due as of the date of this Agreement in consideration for Board of Directors services rendered; (b) $36,750 representing the Board of Directors fees he would have received had he remained as a member of the Board of Directors through December 31, 2025; and (c) an additional payment of $54,000, in each case, less all applicable withholdings and required deductions, payable within five (5) days of the Effective Date (collectively, (a), (b) and (c), the “Release Payment” and (b) and (c), the “Additional Payments”). Goodman agrees that the Additional Payments to be paid under this Agreement are due solely from 180 Life and represent consideration which would not otherwise be due to Goodman as a result of the Resignation.

2. Release of Further Payments. The consideration set forth in Paragraph 1 is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Goodman or on Goodman’s behalf against 180 Life. In furtherance of the above, and without limiting any other term or condition of this Agreement, Goodman agrees to release any rights he may have to, and to waive all rights of 180 Life to pay, other than as set forth in Paragraph 1, any compensation, including any stock or option compensation, and further acknowledges that he is not owed any funds from 180 Life.

3. No Further Payments. Except as described in Paragraph 1, Goodman acknowledges and agrees that he is not entitled to any other compensation, benefits, stock compensation, options, severance pay, or other payments in connection with his services as a member of the Board of Directors of 180 Life or his Resignation.

4. Goodman Acknowledgements.

(a) By entering into this Agreement, Goodman confirms and acknowledges the Resignation Date and that Goodman shall be deemed to have voluntarily resigned from his position as a member of the Board of Directors of 180 Life as of the Resignation Date. Concurrently with Goodman’s entry into this Agreement Goodman shall provide a written resignation, resigning as a director of 180 Life in the form of Exhibit A hereto. Goodman confirms that he has no disagreement on any matter relating to the Company’s operations, policies or practices with 180 Life and further represents that he does not have any pending lawsuits, claims, or actions against 180 Life and has fully disclosed all lawsuits, claims, or actions to 180 Life prior to executing this Agreement.

Release Agreement

(b) Goodman acknowledges that he is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including the Goodman Shares (defined below), and further acknowledges that the Company is entering into this Agreement with Goodman in reliance on this acknowledgment and with Goodman’s understanding, acknowledgment and agreement that the Company is privy to material non-public information regarding the Company (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Goodman, when making investment disposition decisions, including the decision to enter into this Agreement, and Goodman’s decision to enter into the Agreement is being made with full recognition and acknowledgment that the Company is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Goodman. Goodman hereby waives any claim, or potential claim, he has or may have against the Company relating to the Company’s possession of Non-Public Information. Goodman understands and acknowledges that the Company would not enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to the Company in entering into this Agreement.

5. Goodman’s General Release. In return for 180 Life’s agreement to provide Goodman with the Additional Payments referred to in Paragraph 1, Goodman agrees to the following, in addition to the other terms and conditions of this Agreement:

a. General Release. Goodman, for Goodman and Goodman’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Goodman’s and his assigns, successors and predecessors, hereby releases and forever discharges 180 Life, and its subsidiaries and affiliates, and each of their officers, directors, employees, members, agents, attorneys, predecessors, successors and assigns of each of the foregoing entities (collectively, the “Released Parties”), from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Goodman ever had, now has, or may have against the Released Parties as of the date of Goodman’s signing of this Agreement. This release includes, but is not limited to, any claims for alleging breach of express or implied contract, wrongful discharge, misrepresentation, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, the Sarbanes-Oxley Act of 2002, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Goodman’s service as a member of the Board of Directors of 180 Life or relating to 180 Life or his services with 180 Life in general, each to the extent allowed pursuant to applicable law. Goodman agrees that, if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable. This release does not include claims that may not be released under applicable law.

b. Unknown Claims. Goodman understands and agrees that the release set forth in Section 5.a above, extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Goodman under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived. Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Release Agreement

Goodman hereby specifically acknowledges and agrees that (i) Goodman’s waiver of known and unknown claims and of California Civil Code § 1542 is knowing and voluntary; (ii) the Additional Payments are in addition to anything of value to which Goodman already is entitled; and (iii) but for this Agreement, Goodman would not be entitled to the Additional Payments.

c. Specific Release. Goodman agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Goodman could make on Goodman’s own behalf, but also those which may have been or may be made by any other person or organization on Goodman’s behalf. Goodman specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Goodman’s signing of this Agreement. If Goodman is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Goodman’s signing of this Agreement, Goodman shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Goodman agrees that Goodman will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

6. Nonwaivable Claims. This Agreement is not intended to interfere with Goodman’s exercise of any protected, nonwaivable right. By entering into this Agreement, however, Goodman acknowledges that the Additional Payments set forth herein are in addition to amounts 180 Life owes Goodman as a result of the Resignation, if any, that 180 Life would not have agreed to pay such amounts to Goodman if not for Goodman agreeing to the terms of this Agreement, such amount is in full satisfaction of any amounts to which Goodman might be entitled and Goodman is forever discharging the Released Parties from any liability to Goodman for any acts or omissions occurring on or before the date of Goodman’s signing of this Agreement. This Agreement is also not intended to diminish any right of indemnity that Goodman may enjoy in respect of his actions or inactions during his tenure as a director of 180 Life Sciences.

7. Claims Not Released. Goodman is not waiving any rights hereunder that Goodman may have to: (i) any rights or claims Goodman may have for indemnification, and/or contribution, advancement or payment of related expenses pursuant to any Indemnification Agreement entered into with 180 Life (“Indemnification Agreement; (ii) enforce or challenge the validity of this Agreement; (iii) coverage under any directors and officers liability insurance, other insurance policies of 180 Life; (iv) as a shareholder of 180 Life, if applicable; and (v) any claims arising after the date of this Agreement.

8. No Admission. Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The Parties hereto agree and understand that the Additional Payments set forth in Paragraph 1 are in excess of that which 180 Life is obligated to provide to Goodman, if anything, and that it is provided solely in consideration of Goodman’s execution of this Agreement. 180 Life and Goodman agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Goodman in Paragraph 5, and for Goodman’s other promises herein, including, but not limited to in Paragraphs 9 and 10 hereof.

9. Confirmation of No 180 Life Property. Goodman’s signature below constitutes Goodman’s agreement that he doesn’t have any original or copies of any files, notes, programs, correspondence (whether electronic or hard copy), intellectual property, documents, slides, computer disks, printouts, reports, lists of 180 Life’s clients or leads or referrals to prospective clients, nor does he have any other media or property in his possession or control which contain or pertain to Confidential Information (as defined below) or any other items provided to Goodman by 180 Life, developed or obtained by Goodman in connection with Goodman’s service as a member of the Board of Directors of 180 Life, or otherwise belonging to 180 Life.

Release Agreement

10. Restrictive Covenants:

a. Confidential Information. Goodman understands and agrees that Goodman may have learned or had access to, or assisted in the development of, highly confidential and sensitive information and trade secrets about 180 Life, its operations and its clients, and that providing its clients with appropriate assurances that their confidences will be protected is crucial to 180 Life’s ability to obtain clients, maintain good client relations, and conform to contractual obligations. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of 180 Life, technical data, trade secrets or know-how, and includes, but is not limited to: (i) financial and business information related to 180 Life, such as strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information related to 180 Life, such as product formulations, methods, intellectual property, patented technology, patent pending technology, and technology which may be patented in the future, new and innovative product ideas, methods, procedures, devices, equipment, machines, data processing programs, software, software codes, source codes, computer models, and research and development projects; (iii) client and supplier information, such as the identity of 180 Life’s clients and suppliers, the names of representatives of 180 Life’s clients and suppliers responsible for entering into contracts with 180 Life, the amounts paid by such clients and suppliers to 180 Life, specific client needs and requirements, and leads and referrals to prospective clients and suppliers; (iv) personnel information, such as the identity and number of 180 Life’s employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any client or client of 180 Life, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling, and operating practices; (vi) any information not included in (i) or (ii) above which Goodman knows or should know is subject to a restriction on disclosure or which Goodman knows or should know is considered by 180 Life or 180 Life’s clients or suppliers or prospective clients or suppliers to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; (vii) intellectual property, including inventions and copyrightable works and (viii) any information related to any governmental investigations. Confidential Information is not generally known or available to the general public, but has been developed, compiled or acquired by 180 Life at its great effort and expense. Confidential Information can be in any form: oral, written, or machine readable, including electronic files.

b. Confidentiality Requirements. Goodman acknowledges and agrees that 180 Life is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information, which was developed, compiled and acquired by 180 Life at its great effort and expense. Goodman further acknowledges and agrees that any disclosing, divulging, revealing or using of any of the Confidential Information, other than as specifically authorized by 180 Life, will be highly detrimental to 180 Life and will cause it to suffer serious loss of business and pecuniary damage. Accordingly, Goodman agrees that Goodman will not, for any purpose whatsoever, directly or indirectly use, disseminate, or disclose to any person, organization, or entity Confidential Information, except as expressly authorized by the highest executive officer of 180 Life or by order of a court of competent jurisdiction after providing 180 Life with sufficient notice to contest such order (the “Confidentiality Requirements”).

c. Non-Use of Confidential Information. Goodman agrees not to use, disclose to others, or permit anyone access to any of 180 Life’s trade secrets or confidential or proprietary information without 180 Life’s express consent, and to return immediately to 180 Life all of 180 Life’s property, including all files related to 180 Life, upon termination of Goodman’s service with 180 Life. Goodman shall not retain any copy or other reproduction whatsoever of any 180 Life property after the termination of Goodman’s status as a member of the Board of Directors of 180 Life.

Release Agreement

d. Mutual Non-Disparagement. 180 Life, Goodman and Released Parties agree not to say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of each other concerning Goodman, 180 Life or any Released Party, Goodman’s service as a member of the Board of Directors of 180 Life, acts occurring before the signing of this Agreement, before the Resignation Date or relating to this Agreement and the matters covered hereby, or any other matter whatsoever, provided that nothing shall prohibit Goodman from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission, Occupational Safety and Health Administration or any other government authority or self-regulatory agency (collectively, “Agencies”), or prohibit Goodman from discussing any such matters with any Agency (collectively, the “Non-Disparagement Requirements”). Nothing in this agreement prevents Goodman from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Goodman has reason to believe is unlawful. Nothing in this Agreement prevents or restricts Goodman from disclosing factual information to any Agencies regarding possible violations of law. Further, nothing in this Agreement or any other agreement by and between 180 Life and Goodman shall prohibit or restrict Goodman from (i) voluntarily communicating with an attorney retained by Goodman, (ii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by any Agencies, (iii) recovering a Securities and Exchange Commission whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Goodman first promptly notifies and provides 180 Life with the opportunity to seek, and join in its efforts at the sole expense of 180 Life, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy.

e. Non-Interference. For a period of one (1) year from the Resignation Date (the “Non-Solicitation Period”), Goodman agrees to not interfere with 180 Life’s and any of its affiliates’ business relationships with their employees, consultants, representatives, customers, researchers or suppliers by directly and actively soliciting, recruiting or encouraging same for employment with Goodman or any future employer of Goodman or to leave the service of 180 Life or its affiliate(s).

f. Reasonableness. Goodman acknowledges and agrees that the restrictions set forth in this Paragraph 10  are critical and necessary to protect 180 Life’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Goodman also acknowledges and agrees that 180 Life would be irreparably damaged if Goodman were to breach the covenants set forth in this Paragraph 10  and in the event that Goodman breaches any of the provisions in Paragraph 10, 180 Life will be entitled to injunctive relief, in addition to any other damages to which it may be entitled as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section. Goodman further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Paragraph 10.

g. Invalid or Unenforceable Provisions. Each word, phrase, sentence, Paragraph or provision (each a “Provision”) of this Paragraph 10 is severable. If any Provision of this Paragraph 10 is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Provisions of this Agreement or this Paragraph 10. If any Provision is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed, stricken or modified to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

Release Agreement

11. Cooperation in Investigations and Litigation. In the event 180 Life becomes involved in any future investigations or legal proceedings of any nature, related directly or indirectly to events which occurred during Goodman’s service as a member of the Board of Directors of 180 Life and about which Goodman has personal knowledge, Goodman agrees that Goodman will, at any future time, be available upon reasonable notice from 180 Life, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which Goodman has or may have knowledge as a result of or in connection with Goodman’s service as a member of the Board of Directors of 180 Life. In performing Goodman’s obligations under this paragraph to testify or otherwise provide information, Goodman agrees that Goodman will truthfully, forthrightly, and completely provide the information requested. Goodman further agrees that Goodman will not be compensated in any way by 180 Life for Goodman’s cooperation with 180 Life in connection with any litigation or other activity covered by this paragraph, except that Goodman shall be reimbursed as permitted by law for any reasonable expenses that Goodman incurs in providing testimony or other assistance to 180 Life under this paragraph.

12. Costs and Fees Incurred. Each Party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement.

13. Modifications. This Agreement contains the full agreement of the Parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Goodman and 180 Life or their authorized agents.

14. Acknowledgements. Goodman acknowledges and agrees that: (a) no promise or inducement for this Agreement has been made except as set forth in this Agreement; (b) this Agreement is executed by Goodman of his own free will and volition, without reliance upon any statement or representation by 180 Life except as set forth herein; (c) Goodman is legally competent to execute this Agreement and to accept full responsibility therefor; (d) Goodman has read and fully understands the meaning of each provision of this Agreement; (e) 180 Life has advised Goodman to consult with an attorney concerning this Agreement and has provided Goodman notice and an opportunity to retain an attorney; (f) Goodman knowingly, freely and voluntarily enters into this Agreement; and (g) no fact, evidence, event, or transaction currently unknown to Goodman but which may hereafter become known to Goodman shall affect in any manner the final and unconditional nature of the release stated above.

15. Effective Date. This Agreement shall become effective and enforceable on the date this Agreement is countersigned by both 180 Life and Goodman (the “Effective Date”).

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

17. Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and deemed duly served on and given (i) when delivered personally; (ii) three (3) business days after having been sent by priority or certified mail, return receipt requested, postage prepaid; (iii) upon delivery by fax with written facsimile confirmation and electronically by email with written delivery receipt; or (iv) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt. Such notices shall be in writing and delivered to the address set forth below or to such other notice address as the other Party has provided by written notice:

If to 180 Life:	If to Goodman

180 Life Sciences Corp.	Jay Goodman
3000 El Camino Real, Bldg. 4	_____________________
Suite 200	_____________________
Palo Alto, CA 94306
Email: [_______________]	Email: _____________________

Release Agreement

18. Waiver. The waiver by a Party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by the other Party.

19. Forfeiture of Unvested Shares. Goodman agrees and acknowledges that all 65,000 shares of restricted common stock granted to him by the Board of Directors of the Company on February 20, 2025 (the “Goodman Shares”), which were subject to vesting, have not vested to date, and will be forfeited by Goodman automatically upon the date of this resignation as a member of the Board of Directors of the Company pursuant to the terms of the Restricted Stock Agreement evidencing the grant of such award. Goodman agrees to take whatever action necessary and execute any documents or confirmations that 180 Life shall deem necessary or warranted, at his sole expense, to affect the cancellation and forfeiture of such Goodman Shares.

20. Severability. The provisions of this Agreement are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of this Agreement will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

21. No Wrongful Conduct. Goodman represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with its execution of this Agreement has he (i) knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of 180 Life; or (ii) violated any state, federal, local or other law, including any securities laws or regulations.

22. No Assignment or Transfer. Goodman warrants and represents that Goodman has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold 180 Life and each Released Party harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

23. Not Assignable. This Agreement is personal to Goodman and shall not, without the prior written consent of 180 Life, be assignable by Goodman. This Agreement shall inure to the benefit of and be binding upon 180 Life and its respective successors and assigns and any such successor or assignee shall be deemed substituted for 180 Life under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of 180 Life, acquires all or substantially all of 180 Life’s assets, or to which 180 Life assigns this Agreement by operation of law or otherwise.

24. Forfeiture of Additional Payments. Goodman agrees that he will forfeit (and be forced to return) the Additional Payments payable by 180 Life pursuant to this Agreement if Goodman challenges the validity of this Agreement.

25. Counterparts. This Agreement may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

26. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

[Remainder of page left intentionally blank. Signature page follows.]

Release Agreement

IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Jay Goodman		180 Life Sciences Corp.

Signature:	/s/ Jay Goodman	Signature:	/s/ Blair Jordan
		Printed Name:	Blair Jordan
		Title:	Chief Executive Officer

12th June 2025		12 June 2025
Date		Date

Release Agreement

180 Life Sciences Corp.

3000 El Camino Real

Bldg. 4, Suite 200

Palo Alto, CA 94306

To the Board of Directors of 180 Life Sciences Corp.:

I, Jay Goodman, hereby resign as a member of the Board of Directors of 180 Life Sciences Corp. (the “Company”), effective as of 8:00 A.M., Palo Alto, California time, on _________, 2025. As a result of my resignation I no longer hold any director positions whatsoever with the Company or its subsidiaries.

My resignation is not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices or any other matter whatsoever.

Dated: June ___, 2025

Very truly yours,

Jay Goodman